Exhibit 99.1


            COMPETITIVE TECHNOLOGIES AND CLIENTS COLLECT $6.7 MILLION
                              IN HOMOCYSTEINE CASE

Fairfield, CT (August 16, 2004) - Competitive Technologies, Inc. (AMEX: CTT) announced today the receipt of $6.7 million for the company and its clients from their homocysteine assay patent infringement case against Laboratory Corporation of America Holdings (LabCorp) (NYSE: LH). CTT's share of the payment is $910,000. The payment, subject to final accounting, does not include attorney fees and court costs or other disputed post-judgment royalties that remain under discussion.

CTT estimates that in addition to the royalties collected from LabCorp, other organizations owe CTT and its clients royalties of at least 6% of the patient's cost, before insurance reimbursement, for each of the tens of millions of assays performed from 1998 through 2003, and for the 20 million assays expected to be performed in 2004. CTT will receive 40% of the minimum 6% royalty on the patient's cost, before insurance reimbursement, of each assay, with the balance going to its clients. CTT is continuing an active program of collecting all previously withheld royalties from each organization involved in the homocysteine assay process.

"In addition to LabCorp, we are pursuing licensing discussions and collection of royalties from other companies involved with homocysteine testing. The largest companies in the marketplace include Abbott Laboratories (NYSE: ABT), Bayer AG (NYSE: BAY) and Axis Shield PLC (LSE: ASD.L)," said John B. Nano, CTT's President and CEO. "We expect to reach licensing agreements with several organizations in lieu of formal dispute."

"CTT and its clients are pleased that the courts have confirmed our position with LabCorp and have held valid the CTT homocysteine assay patent," continued Mr. Nano. "Our strategy of turning technology solutions into commercial dollars includes the responsibility to protect and enforce the intellectual property rights of our clients, our licensees and our shareholders."

The LabCorp payment is a result of the August 5, 2004 action by the U.S. Court of Appeals for the Federal Circuit (CAFC) denying LabCorp's petition for a rehearing or rehearing en banc of the CAFC patent infringement case decision. On June 8, 2004, the CAFC had upheld the November 2002 patent infringement decision of the U.S. District Court for the District of Colorado against LabCorp. The assay patent is derived from discoveries made by CTT's clients, Drs. Robert Allen and Sally Stabler from the University of Colorado and the late Dr. John Lindenbaum from Columbia University

About Competitive Technologies, Inc.
Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors" in our Prospectus filed with the SEC on May 6, 2004 under Rule 424 (b)(3) of the Securities Act of 1933, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to: Johnnie D. Johnson, Strategic IR, Inc.
                     Tel. (212) 754-6565; Fax (212) 754-4333
                     E-mail: jdjohnson@strategic-ir.com
                     E-mail: ctt@competitivetech.net